EXHIBIT 3.2
ARTICLES SUPPLEMENTARY
AGREE REALTY CORPORATION
          Agree Realty Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State of Department of Assessments and Taxation of Maryland that:
          FIRST: Pursuant to authority conferred upon the Board of Directors by the charter (the “Charter”) of the Corporation, the Board of Directors of the Corporation adopted resolutions classifying (i) 8,350,000 shares of the Corporation’s authorized but unissued capital stock, par value $.0001 per share, without designation as to class or series, as shares of common stock, par value $.0001 per share, of the Corporation (the “Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Common Stock set forth in the Charter, and (ii) 4,000,000 shares of the Corporation’s authorized but unissued capital stock, par value $.0001 per share, without designation as to class or series, as shares of excess stock, par value $.0001 per share, of the Corporation (the “Excess Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Excess Stock as set forth in the Charter. After giving effect to the foregoing classification, the Corporation has the authority to issue 20,000,000 shares of capital stock, par value $.0001 per share, of which 13,350,000 shares are classified as shares of Common Stock and 6,500,000 shares are classified as shares of Excess Stock.
          SECOND: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.
          THIRD: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
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          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary as of the 8th day of December, 2008.

ATTEST:
By:	/s/ Kenneth R. Howe
	Name:	Kenneth R. Howe
	Title:	Secretary

AGREE REALTY CORPORATION
By:	/s/ Richard Agree
	Name:	Richard Agree
	Title:	President